Exhibit 99.1

Fellows Energy Ltd. Reports Strengthened Balance Sheet and $.01 per share Earnings for the First Half of 2005

For Immediate Release

Broomfield, Colorado, August 23, 2005 - Fellows Energy Ltd. (OTCBB: FLWE) (“Fellows”) announced today the filing of its Form 10 QSB with current assets of $2,574,000 stockholders’ equity of $3,928,000. Fellows has made recent investments in oil and gas projects, including in the Kirby and Castle Rock projects soon to be in production, and carries $5,295,000 in oil and gas property investments. Earnings for the first half of 2005 were $0.01 per share.

Fellows recently announced that it has purchased a portion of a 12.5% working interest in the Kirby and Castle Rock Coal Bed Natural Gas projects in the Powder River Basin and will participate in a 48 well drilling program during 2005 on the 95,000-acre Kirby project that will extend out from an existing 16 well pilot program of previously drilled wells. Fellows will have ownership in the previously drilled wells, which are currently being dewatered and are nearing the production phase. Fellows will also participate in a 48 well drilling program during 2005 on the 140,000-acre Castle Rock project that will extend out from 4 previously drilled core holes.

The other working interest owners in the Kirby project include Quaneco L.L.C. (25%), Pinnacle Gas Resources (50%), and Galaxy Energy Corporation (12.5%). The other working interest owners in the Castle Rock Project include Quaneco L.L.C. (25.0%), Enterra Energy Trust (43.75%), Carrizo (6.25%) and Galaxy Energy Corporation (12.5%).

The Company completed the second quarter with its strongest balance sheet ever, with current assets of $2,574,000, stockholders’ equity of $3,928,000, and a total of $5,295,000 in oil and gas property investments reflected on its balance sheet.

“We have acquired some very exciting advanced-stage projects in the Powder River Basin,” said Fellows president George Young. “These projects, along with the progress we are making in other areas, position the Company to capitalize on strong energy prices. Our strong balance sheet will also allow us to carry out the next phase of our acquisition and development plans as we seek additional properties with strong production potential.”

Fellows will continue its aggressive exploration program on its interests in over 539,000 acres and its strategic acquisition program under its relationship with Thomasson Partner Associates, Inc. of Denver, Colorado. Fellows will target a portion of the Overthrust Project during the balance of 2005 for further logging, drilling and the establishment of a pilot well field. Fellows will also advance exploration on its other projects and continue evaluation of the recently-acquired Platte and Badger projects.

Fellows president George Young said “We are excited to continue with the advanced-stage projects in the Powder River Basin and progress on our projects in other prospective areas. We are also pleased to have a stronger balance sheet to carry out the next phase of our acquisition and development plans.”

About Fellows

Fellows combines a seasoned management team with exploration targets focusing on coal bed methane, shallow gas and low-risk oil and gas potential.

Fellows now has interests in over 539,000 acres of oil, gas and coal bed methane rights in Utah, Colorado, Wyoming and Montana.

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This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions; availability of capital; unfavorable geologic conditions; the complexity of coal bed methane exploration and production; and prevailing prices for natural gas and general regional economic conditions. Fellows assumes no obligation to update the information contained in this press release.

Contact: George S. Young Fellows Energy Ltd. (303) 327-1525
Or
Ed Lewis, CEOcast, Inc. for Fellows Energy (212) 732-4300